Exhibit 10.1

RENEWAL AND MODIFICATION AGREEMENT

This Renewal And Modification Agreement (the “Agreement”) dated as of April 30, 2012, for reference purposes only, is made by and between Greenhill & Co. Inc. (the “Borrower”), and First Republic Bank (the “Lender”), with reference to the following facts:

A.          Borrower and First Republic Bank, a Nevada corporation, predecessor-in-interest to Lender entered into that certain Loan Agreement (Line of Credit) dated January 31, 2006, as modified (the “Loan Agreement”) pursuant to which a loan in the modified principal amount of Fifty Million and 00/100 Dollars ($50,000,000.00), as modified (the “Loan”) was made to Borrower. The Loan is evidenced by Borrower’s Sixth Amended and Restated Promissory Note dated July 15, 2011 (the “Note”).

B.          Borrower has requested that Lender modify certain of the Loan Documents on the terms and conditions of this Agreement.

C.          All terms with an initial capital letter that are used but not defined herein shall have the respective meanings given to such terms in the Loan Agreement or the Note.

THEREFORE, for valuable consideration, Lender and Borrower agree as follows:

1.    Modification of Loan Documents.

1.1       Extension of Maturity Date.  The Maturity Date of the Note is extended to April 30, 2013, at which time the entire unpaid principal balance of the Note and all accrued but unpaid interest and any other outstanding amounts due Lender under the Loan Documents shall be due and payable. Refer to the Amended and Restated Promissory Note dated April 30, 2012.

1.2       Principal Amount of the Loan.  Effective as of April 30, 2012, the principal amount of the Loan (and the face amount of the Note) is hereby decreased from the principal amount of Fifty Million and 00/100 Dollars ($50,000,000.00) to Forty-Five Million and 00/100 Dollars ($45,000,000.00). Refer to the Amended and Restated Promissory Note dated April 30, 2012.

1.3       Interest Rate.  The Note shall be revised to modify the interest rate as follows:

(a)   Effective April 17, 2012, the “Lifetime Minimum Interest Rate” in Section (b) shall be modified to three and one-quarter percent (3.25%) per annum. Refer to the Amended and Restated Promissory Note dated April 30, 2012.

1.4       Other Modifications.  The Loan Documents are further modified in the following respects:

(a)   Section 1.4 on page 1 of the Loan Agreement is hereby deleted in its entirety, and the following substituted therefor:

“1.4   Commitment.   “Commitment” means an amount equal to the face amount of the Note, as amended from time to time.”

(b)   The amount in Section 2.1 (a) of the Loan Agreement is hereby decreased from “Fifty Million and 00/100 Dollars ($50,000,000.00)” to “Forty-Five Million and 00/100 Dollars ($45,000,000.00”.

(c)   The “Advance Expiration Date” and the “Maturity Date” in Section 2.1 (b) of the Loan Agreement are hereby amended to read: April 30, 2013.

(d)   The “Borrowing Base” covenant in Section 5.5 (g) of the Seventh Modification Agreement is hereby deleted in its entirety, without substitution.

(e)  The Financial Covenants in Section 5.5 of the Seventh Modification Agreement are hereby deleted in their entirety, and Section 1 of Exhibit A hereto is substituted therefor.

(f)   Section 7.3 and 7.4 to Exhibit A of the Loan Agreement are deleted in their entirety, and Section 2 of Exhibit A hereto is substituted therefor.

(g)   Amendments.  Borrower and Lender agree that notwithstanding any other terms in the Note, Loan Agreement or other Loan Documents, the Loan Documents are hereby amended to provide that Lender may renew the Loan or extend the Maturity Date of the Note repeatedly and/or for any length of time by written notice from Lender to Borrower, which notice need not be executed by Borrower.

(h)   Automatic Payment Authorization.  The “Automatic Payment Authorization” section of Exhibit A of the Loan Agreement is hereby amended to provide that automatic Payments from Borrower’s Account shall include renewal or modification fees or other fees and payments due and owing by Borrower to Lender under the Loan Documents.

1.5       Execution of Amended and Restated Promissory Note.  Concurrently with the execution of this Agreement, Borrower shall execute the Amended and Restated Promissory Note. All references to the “Note” in the Loan Documents shall refer to the Amended and Restated Promissory Note dated April 30, 2012, which when executed and delivered to Lender, shall supersede and replace the Sixth Amended and Restated Promissory Note dated July 15, 2011.

1.6       Authority.  Borrower has the full power and authority to enter into and perform all of its obligations under this Agreement, and this Agreement, when executed by the Person(s) signing this Agreement on behalf of Borrower, shall constitute a legal, valid and binding obligation of Borrower enforceable in accordance with its terms. The Person(s) executing this Agreement on behalf of Borrower have been duly authorized to execute this Agreement by all requisite actions on the part of Borrower.

1.7       Renewal/Modification Fees.  Borrower shall pay to Lender upon execution of this Agreement, a loan fee of $112,500.00, which fee shall be debited from Borrower’s account number held with Lender.

1.8       Continuing Effect of Documents.  The Note, Loan Agreement and other Loan Documents, remain in full force and effect in accordance with their terms, except as modified herein and are hereby affirmed by the Borrower.

1.9       Counterparts: Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement. A signed copy of this Agreement transmitted by a party to another party via facsimile or an emailed “pdf version shall be binding on the signatory thereto. Notwithstanding the delivery of the faxed or emailed copy, Borrower agrees to deliver to Lender original executed copies of this Agreement.

BORROWER:

Greenhill & Co., Inc., a Delaware corporation

By:
Harold J. Rodriguez, Jr.
Treasurer

LENDER:

First Republic Bank

By:

Name:

Title:

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EXHIBIT A

Renewal And Modification Agreement

COVENANTS FOR LOAN NO. 0210053059 – 117/125

This Exhibit A is an integral part of the Agreement between the Lender and Borrower, and the following terms are incorporated in and made a part of the Agreement to which this Exhibit A is attached:

1.	Financial Covenants. Borrower shall comply, or ensure compliance, with the following covenants:

1.1       Debt / Net Worth Ratio.   Borrower shall at all times maintain a Debt to Tangible Net Worth plus Subordinated Debt ratio of not greater than 2.00 to 1.00.

“Debt to Tangible Net Worth plus Subordinated Debt Ratio” is defined as Borrower’s total liabilities minus subordinated debt divided by Borrower’s Tangible Net Worth plus subordinated debt. This ratio shall be measured quarterly as of the last day of each of Borrower’s fiscal quarters.

1.2       Minimum Tangible Net Worth.   Borrower shall maintain at all times a Tangible Net Worth of not less than One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00) measured as of the last day of each of Borrower’s quarter end.

“Tangible Net Worth” is defined as the excess of total assets over total liabilities, determined in accordance with United States generally accepted accounting principles, with the following adjustments: (A) there shall be excluded from assets (i) notes, accounts receivable and other obligations owing to the Borrower from its officers, members, partners or Affiliates, and (ii) all assets which would be classified as intangible assets under generally accepted accounting principles, including goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises; and (B) there shall be excluded from liabilities all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Lender or by language in this instrument evidencing the indebtedness which is acceptable to Lender in its discretion.

1.3       No Additional Indebtedness.  Without prior written consent of the Lender, Borrower shall not directly or indirectly incur indebtedness for borrowed money during the term of this Agreement, excluding (i) debts owing by Borrower as of the date of this Agreement that were previously disclosed in writing to Lender (other than those that are being paid substantially concurrently with the funding of the Loan), (ii) other borrowing from the Lender, and (iii) unsecured debt incurred in the normal course of business.

1.4       Debt Service Coverage Ratio.  Borrower shall maintain a Debt Service Coverage Ratio of not less than 1.25:1 which shall be measured quarterly as of the last day of the fiscal quarter on a 4-quarter rolling basis. For purposes of this Section, the term “Debt Service Coverage Ratio” is defined as a ratio of EBITDA to the Maximum Principal Amount of the Note (subject to such reductions as are provided for therein). EBITDA shall mean “Net income before Interest, Taxes, Depreciation and Amortization. EBITDA shall exclude the amortization of any non-cash expense related to restricted stock units granted to employees.

1.5       Deposit Accounts.  At all times, the following entities shall maintain deposit accounts with Lender into which will be deposited all proceeds of Lender’s Collateral subject to the provisions of the related Security Agreement: Greenhill Capital Partners, LLC and Greenhill & Co., LLC.

1.6       Liquidity.  At the time of each advance under the Loan Agreement, Borrower shall maintain minimum Liquidity of $30,000,000.00.

For purposes of this financial covenant, “Liquidity” shall include the following: “Liquid Assets of Borrower: (i) unencumbered cash and certificates of deposit, (ii) treasury bills and other obligations of the U.S. Federal Government, and (iii) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission) (unless such stock can be sold without regard to the “volume limitations” under Rule 144).”

2.	Reporting Covenants. Borrower shall deliver to Lender, or cause to be delivered to Lender, the following:

2.1  Financial Statements.   Borrower shall deliver to Lender annual consolidating company-prepared financial statements, including balance sheet and income statements, within one hundred twenty (120) days after the end of each of Borrower’s fiscal years, which financial statements shall be certified by Borrower’s chief financial officer or another officer or representative acceptable to Lender.

2.2  Accounts Receivable Aging Statement.   Borrower shall deliver to Lender quarterly accounts receivable aging statements, in form and content reasonably acceptable to Lender, within forty-five (45) days after the end of each quarter certified by Borrower’s chief financial officer or another officer or representative of Borrower acceptable to Lender.

2.3  SEC Filings (10-K).  Within ten (10) days of filing, Borrower shall deliver copies of CPA audited SEC filings (10- K) annual financial statements.

2.4  SEC Filings (10-Q).  Within ten (10) days of filing, Borrower shall deliver copies of company prepared SEC filings (10-Q) quarterly financial statements. Quarterly SEC filings (10-Q) to be delivered for the first three (3) fiscal quarters.

3.	Additional Covenants. Borrower shall comply, or ensure compliance, with the following covenants: Not Applicable

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